Exhibit 4.20

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.

BRAZIL MINERALS, INC.

CONVERTIBLE PROMISSORY NOTE

$50,000 January 30, 2015
June __, 2007
                     Yorba Linda, California

FOR VALUE RECEIVED, and upon and subject to the terms and conditions set forth herein, Brazil Minerals, Inc., a Nevada corporation (the "Company"), hereby promises to pay to the order of Matthew H. Taylor (together with his permitted successors and assigns, the "Holder"), the principal sum of FIFTY THOUSAND UNITED STATED DOLLARS (U.S. $50,000) on the Maturity Date, together with interest as provided herein.

The Holder shall simultaneously with funding of this Note receive from the Company a signed Option Agreement for receipt of options to purchase Common Stock of the Company ("Common Stock"), attached as Annex A of this Note. Such Option Agreement allows for Holder to receive, upon the exercise of the options at Holder's sole discretion, in part or in full, and at any time until January 30, 2018, ten million (10,000,000) shares of Common Stock at $0.005 per share, adjustable for splits, dividends, and certain other events.

1.            Maturity Date.  This Note will mature, and be due and payable in full, on January 30, 2018 (the "Maturity Date").
2.            Interest.  From and after the date hereof, all outstanding principal of this Note will bear simple interest at the rate of ten percent (10%) per annum. Interest on the outstanding principal amount of this Note shall be payable out of Mortar Revenues as defined and as provided in Section 3 of this Note, quarterly commencing on June 30, 2015 and on each September 30, December 31, March 31 and June 30 thereafter while any principal of this Note remains outstanding.

Exhibit 4.20 -- Page 1

3.            Payments. Commencing June 30, 2015 and on each September 30, December 31, March 31 and June 30 thereafter while any principal of this Note remains outstanding (each, an "Applicable Payment Date"), the Company shall pay in aggregate to all of the holders of notes equivalent to this Holder's Note, and including Holder the amount set forth opposite the Applicable Payment Date in the table below:
Applicable Payment Dates	Percentage of Mortar Revenues
June 30, 2015; September 30, 2015; December 31, 2015; and March 31, 2016	5%
June 30, 2016; September 30, 2016; December 31, 2016; and March 31, 2017	15%
June 30, 2017; September 30, 2017; and December 31, 2017	30%

(a) All payments shall first be applied to accrued interest and then to principal of this Note.

(b) For  purposes of this Note, the term "Mortar Revenues" shall mean all revenues received by the Company and its subsidiaries (without duplication) from the sale of mortar during (a) the three month period ended on May 31 (with respect to Applicable Payment Dates of June 30);  (b) the three month period ended on August 31 (with respect to Applicable Payment Dates of September 30);  (c) the three month period ended on November 30 (with respect to Applicable Payment Dates of December 31);  and (d) the three month period ended on February 28 or 29 (with respect to Applicable Payment Dates of March 31).
(c) At the sole option of the Company, the Company may pay the Holder in excess of the Mortar Revenues on any Applicable Payment Dates.

(d) At least five days prior to any Applicable Payment Date, the Holder has the right to convert such payment into shares of Common Stock of the Company.

(e) At Maturity of the Note, if the Mortar Revenues were not sufficient to repay the Note, the Company shall repay any unconverted and outstanding balance of principal and interest in the Note with monies from other sources.

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4.            Prepayment.  The Company may prepay any portion or all of this Note prior to the Maturity Date via delivery by express courier of a check or checks in the amount of the prepayment (each a "Check") from the Company to Holder. For purposes of delivery of a Check, the address to be used for the Holder is the address listed in Section 9. The Company shall give the Holder five days' prior notice of a prepayment, during which time the Holder has the right to convert such prepayment amount into shares of Common Stock of the Company. The period commencing on the date the Company gives such notice to the Holder and the date the prepayment is made is referred to as the "Prepayment Period."
5.            Transfer.  Holder may transfer this Note in compliance with applicable U.S. federal and state and/or foreign securities laws.
6.            Events of Default.  An "Event of Default" will occur if:
(a)            The Company fails to pay (a) any principal of this Note when such amount becomes due and payable in accordance with the terms thereof and such payment is not made within fifteen business days of when it is due, or (b) any interest on the Note or any other payment of money required to be made to the Holder pursuant to this Note and such payment is not made within fifteen business days of when it is due and the Company receives notice thereof from the Holder; or
(b)            The Company commences any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets.
7.            Conversion Right.  (a) At any time prior to any required payment of this Note, except during a Prepayment Period, each Holder may elect, in lieu of such payment, to convert all or a portion of the amount required to be paid into that number of shares of Common Stock of the Company equal to the quotient obtained by dividing (a) 100.0% of the amount of required to be paid, by (b) $0.0025 per share of Common Stock of the Company, which amount shall be appropriately adjusted  upon the occurrence of stock dividends, stock splits, recapitalizations or reorganizations, if any.  Each Holder will inform the Company of such election by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex B (a "Notice of Conversion").  If the Holder delivers a Notice of Conversion to the Company, the Company may not elect to pay to the Holder the amount of this Note to be converted without Holder's written consent.

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(b) Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable principal amount converted.  From and after the Conversion Date, assuming rightful delivery of the Notice of Conversion to the Company, the portion of this Note converted shall represent and be enforceable only as to the right to receive the shares of Common Stock issuable upon such conversion.  Promptly after receipt of a Notice of Conversion, the Company shall issue and deliver the Holder, one or more certificates representing such shares of Common Stock issued and registered as set forth in the Notice of Conversion.  Thereupon, the Company shall have no further obligation with respect to the amount of this Note converted.  In lieu of issuing a fraction of a share of Common Stock upon the conversion of this Note, the Company shall pay the Holder of this Note for any fraction of a share of Common Stock otherwise issuable upon the conversion of this Note, cash equal to the same fraction of the then current per share Conversion Price.
(c) By its acceptance of this Note, the Holder agrees that any shares of the Company's Common Stock issued to the Holder upon conversion of all or a portion of tis Note or accrued interest thereon may not be sold or transferred by the Holder for at least six months after issuance thereof.

8.            Inspection Right. Holder has the right to inspect the mortar facilities and mortar-related books and records of the Company and its subsidiaries, both located in Brazil, upon execution of a non-disclosure agreement and 5 (five) days' advance notice to Company. Any inspection shall happen during regular business hours on weekdays and with a member of the Company present.
9.            Condition to Closing. A condition to closing of the loan evidenced by this Note is that Marc Fogassa is engaged to manage the mortar business.
10.            Remedies.  At such time that an Event of Default has occurred and is continuing, then Holder, by written notice to the Company may elect to declare all amounts hereunder immediately due and payable in shares of the Company at $0.0025 per share of Common Stock of the Company, such amount to be appropriately adjusted upon the occurrence of stock dividends, stock dividends recapitalizations and reorganizations, if any.

11.            Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission if such notice or communication is delivered by email prior to 5:30 p.m. (Pacific Time) on a Business Day, (b) the next Business Day after the date of transmission if such notice or communication is delivered via fax on a day that is not a Business Day or later than 5:30 p.m. (Pacific Time) on a Business Day, (c) the 2nd business day after the date of mailing if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address and email address for such notices and communications are as follows or as otherwise notified by any party in a writing to the others in accordance herewith from time to time. For purposes of this Note, the term "Business Day" means a day on which banks are open for business in the state of California.

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If to the Company:

Brazil Minerals, Inc.
155 North Lake Avenue, Suite 800
Pasadena, California 91101
Email: mf@brazil-minerals.com, with copy to jay.weil@brazil-minerals.com

If to Holder:

Matthew H. Taylor
[address]

11.            Choice of Law and Dispute Resolution. This Note shall be governed and construed in accordance with California law. The Holder and the Company agree to utilize mediation and arbitration at a mutually agreeable setting in California to resolve any possible disputes between them.

SIGNED, SEALED AND DELIVERED as of the date first above written.

BRAZIL MINERALS, INC.

By:            /s/Marc Fogassa
Name: Marc Fogassa
Title:   Chief Executive Officer

HOLDER

By:           /s/Matthew H. Taylor
Name: Matthew H. Taylor

Exhibit 4.20 -- Page 5

ANNEX A: OPTION AGREEMENT

Exhibit 4.20 -- Page 6

ANNEX B: NOTICE OF CONVERSION

The undersigned, the Holder of the Note issued by Brazil Minerals, Inc., hereby elects to convert the below stated amount of this Note into shares of Common Stock of Brazil Minerals, Inc. effective as of the date the Company receives this Notice.

Please send a certificate for the appropriate number of shares of Common Stock and a balance Note (if applicable) to the following address:

Amount of Note Being Converted:                                                                                    $

Register and issue certificates for shares of Common Stock in the following Name at the Address set forth above or, if different, as set forth below:

Name:

Address:

Social Security or Tax Identification Number:

Print Name of Note Holder:____________________________________

Signature of Note Holder

Date:___________________________________

PLEASE SEND THIS BY U.S. MAIL OR OVERNIGHT DELIVERY SERVICE TO THE COMPANY.  THE EFFECTIVE DATE FOR CONVERSION SHALL BE THE DATE ON WHICH THE COMPANY RECEIVES THIS NOTICE OF CONVERSION.

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